Exhibit 10.2

UTSTARCOM, INC.

STOCK OPTION AMENDMENT ELECTION FORM

UTStarcom, Inc. (“UTStarcom”) has determined that certain of your stock options, as listed on Exhibit A attached hereto, have been granted with an exercise price less than the fair market value of the underlying common stock on the date of grant (your “discount stock options”) and are currently considered to be deferred compensation arrangements subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).  The purpose of this election is to provide you with an opportunity to amend your discount stock options in a manner that would avoid the adverse tax consequences of Section 409A described herein.  The details of this election are summarized in this election form.  To take advantage of this election, you must complete the applicable section(s) of this election form and fax or hand-deliver it to UTStarcom to the person set forth below.

SECTION I.                               Discount Stock Options

Please select one of the alternatives below and complete the required information.

☒                                  I hereby elect to increase the exercise price of all my discount stock options to an exercise price not less than the fair market value of the underlying common stock on the date of grant, as set forth on Exhibit A hereto.

☐                                    I do not wish to make an election at this time and understand that UTStarcom will be required to treat such discount stock options as “deferred compensation” under Section 409A and that UTStarcom will be required report and withhold, to the extent applicable, income prior to my exercise of such discount stock options and that I will be subject to the appropriate additional tax and interest charges imposed by Section 409A.

IMPORTANT TAX LAW DEADLINE(S):  IRS guidance requires that to the extent you want your election to protect your options from Section 409A tax penalties, it must be submitted or delivered to UTStarcom stock administration by December 31, 2006.

Please return your completed form to:

Russell Boltwood

VP/General Counsel

UTStarcom, Inc.

1275 Harbor Bay Parkway

Alameda, CA 94502 USA

Fax: (510) 338-4395

Tel: (510) 749-1530

e-mail: Russell@utstar.com

SECTION II.                           Representations Regarding the Terms and Conditions of this Election and Amendment of Discount Stock Options

Voluntary Participation.  The election made by me in this form is entirely voluntary.  I understand that UTStarcom is not making, nor has it made, any recommendations on whether I should make an election.  I acknowledge that I understand that the deadlines described in this form are IRS-imposed deadlines that impact the tax treatment of my discount stock options and not UTStarcom-imposed deadlines on the use of the elections described in this form.

Irrevocable Election.  I acknowledge that, once I make an election pursuant to this procedure, I may not subsequently change my mind with respect to any portion of this election.

Amendment to Stock Option.  I acknowledge that my election selected above, if any, will serve as an amendment to my discount stock options to the extent required to increase the exercise price to that applicable new exercise price set forth in Exhibit A hereto.  By my execution of this election, I have agreed to be bound by all the terms and conditions of this election as described in this election form.  Other than as amended by the terms and conditions of this election, my discount stock options remain subject to all of the terms and conditions of the 1997 Stock Plan (the “Plan”) and stock option agreement(s) memorializing my discount stock options.

No Guarantee of Vesting or Continued Status as a Service Provider.  I acknowledge and agree that my election hereunder does not alter the vesting schedule of my discount stock options.  I also acknowledge and agree that my election hereunder does not constitute an express or implied promise of continued status as an employee, director or consult for UTStarcom or any of its subsidiary companies for the applicable discount option vesting period, and that any election I may make shall not interfere with my right or UTStarcom’s right to terminate my service at any time, with or without cause.

Tax and Financial Consultation.  I acknowledge and represent that I have consulted with such tax and legal advisors and consultants, if any, as I deem advisable in connection with this election.  I acknowledge that the information provided to me about the IRS regulations by UTStarcom is based on UTStarcom’s current reasoned interpretation of complicated proposed regulations and other IRS guidance based on advice of various tax and legal experts, and that I am not relying on UTStarcom in, and I am solely responsible for, making any election hereunder and that I am not relying upon UTStarcom for any such tax or legal advice.

Administration.  I understand and acknowledge and agree that UTStarcom will determine, in its sole and absolute discretion, all questions as to the form of elections and the validity, eligibility and time of receipt of any election.  I acknowledge and agree that UTStarcom’s determination of these matters will be final and binding on all parties.

Execution and Agreement to Terms and Conditions.  Before signing this election form, I have received, read and understand this election form.  By submitting this election to UTStarcom, I agree that my discount stock options have been amended, to the extent necessary, to reflect this election, and that my discount stock options are governed by the terms and conditions of this election, the Plan and my stock option agreement(s).

I ACKNOWLEDGE AND AGREE THAT UTSTARCOM IS NOT MAKING ANY RECOMMENDATION TO ME REGARDING WHETHER OR WHEN TO TAKE ANY ACTION IN RESPONSE TO SECTION 409A.  THE TIMING OF ANY ELECTION THAT I MAKE WILL AFFECT WHETHER THE ELECTION MITIGATES MY SECTION 409A LIABILITY.  THESE ARE IRS TIMING RULES, NOT UTSTARCOM-IMPOSED LIMITATIONS.  I WILL HAVE TO DECIDE WHETHER AND HOW TO IMPLEMENT THESE POTENTIAL ACTIONS BASED ON MY PERSONAL TAX AND FINANCIAL POSITION AND OTHER FACTORS.

Signed:	/s/ Hong Lu	Date: December 29, 2006

Name (printed):	Hong Lu

EXHIBIT A

NAME	ORIGINAL GRANT DATE	SHARES GRANTED	ORIGINAL EXERCISE PRICE	NEW PROPOSED MEASUREMENT DATE	NEW PROPOSED EXERCISE PRICE	SHARES SUBJECT TO CORRECTION
Hong Lu	2/28/2002	150,000	20.25	3/27/2002	25.25	43,750
Hong Lu	7/25/2002	75,000	15.72	7/17/2002	20.82	29,688